Exhibit 4.2

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Warrant Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of June 25, 2026, by and among TLGY Acquisition Corporation, a Cayman Islands exempted company (“TLGY”), StablecoinX Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, TLGY and the Warrant Agent are party to that certain Warrant Agreement, dated as of November 30, 2021 (the “Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Warrant Agreement;

WHEREAS, TLGY completed its initial public offering on December 3, 2021 (the “Offering”) and in connection therewith TLGY issued (i) 23,000,000 Units, which included up to 11,500,000 Public Warrants, with each whole Public Warrant exercisable for one Class A Ordinary Share, par value $0.0001 per share, of TLGY (each, a “TLGY Class A Share”) and with an exercise price of $11.50 per share, in the Offering; and (ii) an aggregate of 11,259,500 Private Placement Warrants, with each Private Placement Warrant being exercisable for one TLGY Class A Share and with an exercise price of $11.50 per share, in a private placement that closed simultaneously with the Offering (collectively, the “TLGY Warrants”);

WHEREAS, all of the TLGY Warrants are governed by the Warrant Agreement;

WHEREAS, on July 21, 2025, TLGY, the Company, StablecoinX Assets Inc. (“SC Assets”), StablecoinX SPAC Merger Sub LLC, a wholly-owned subsidiary of StablecoinX (“SPAC Merger Sub”), and StablecoinX Company Merger Sub, Inc., a wholly-owned subsidiary of StablecoinX (“Company Merger Sub”), entered into that certain Business Combination Agreement (as amended or supplemented from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), pursuant to which, among other things, TLGY merged with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving company (the “SPAC Merger”), as a result of which the holders of TLGY Class A Shares received one share of Class A common stock, par value $0.0001 per share, of StablecoinX (each, a “Company Class A Share”), for each TLGY Class A Share held by such shareholder;

WHEREAS, upon consummation of the SPAC Merger, and as provided in Section 4.4 of the Warrant Agreement, each TLGY Warrant issued and outstanding immediately prior to the SPAC Merger will no longer be exercisable for TLGY Class A Shares but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for Company Class A Shares (collectively, “Company Warrants”);

WHEREAS, the board of directors of TLGY has determined that the consummation of the Business Combination constitutes a business combination contemplated under the Warrant Agreement;

WHEREAS, in connection with the SPAC Merger, TLGY desires to assign all of its right, title and interest in the Warrant Agreement to the Company and the Company wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Warrant Agreement provides that TLGY and the Warrant Agent may amend the Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, mistake or curing, correcting or supplementing any defective provision contained int the Warrant Agreement or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	Assignment and Assumption; Consent; Replacement Instruments.

1.1.	Assignment and Assumption. TLGY hereby assigns to the Company all of TLGY’s right, title and interest in and to the Warrant Agreement (as amended hereby) and the Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of TLGY’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising from and after the Effective Time, in each case, effective as of the Effective Time (as defined in the Business Combination Agreement) and conditioned on the occurrence of the Closing (as defined in the Business Combination Agreement). As a result of the preceding sentence, effective immediately following the Effective Time, each outstanding TLGY Warrant shall automatically cease to represent a right to acquire TLGY Class A Shares and shall instead represent a right to purchase Company Class A Shares subject to the terms and conditions of the Warrant Agreement (as amended hereby). The Company agrees to issue such Company Class A Shares in place of TLGY Class A Shares in accordance with the terms of the Company Warrants upon the payment of the Warrant Price by any Registered Holder in connection with an exercise of such Company Warrants in accordance with the terms of the Warrant Agreement.

1.2.	Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement by TLGY to the Company and the assumption of the Warrant Agreement by the Company from TLGY, in each case, pursuant to Section 1.1 hereof effective as of the Effective Time and conditioned on the occurrence of the Closing, and to the continuation of the Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement (as amended hereby) and this Agreement.

1.3.	Replacement Instruments. As of the Effective Time, all outstanding instruments evidencing Warrants shall automatically be deemed to evidence Company Warrants reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement. Following the Closing, upon request by any holder of a Company Warrant, the Company shall issue a new certificate for such Company Warrant to the holder thereof.

2.	Amendment of Warrant Agreement. TLGY and the Warrant Agent hereby amend the Warrant Agreement as provided in this Section 2, effective as of the Effective Time and conditioned upon the occurrence of the Closing, and acknowledge and agree that the amendments to the Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the rights of the registered holders of the Warrants.

2.1.	The preamble of the Warrant Agreement is hereby amended by deleting “TLGY Acquisition Corporation, a Cayman Islands exempted company” and replacing it with “StablecoinX Inc., a Delaware corporation”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to the Company rather than TLGY.

2.2.	The recitals of the Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, in December 2021, TLGY Acquisition Corporation, a Cayman Islands exempted company (“TLGY”), consummated an initial public offering (the “Offering”) of 23,000,000 units of TLGY’s equity securities (the “Units”), each such Unit comprised of one Class A ordinary share of TLGY, par value $0.0001 per share (“TLGY Class A Shares”) and one-half of one redeemable warrant (the “Public Warrants”).

WHEREAS, on November 30, 2021, TLGY entered into that certain Sponsor Warrants Purchase Agreement (the “Sponsor Private Placement Warrants Purchase Agreements”), with TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Former Sponsor”), pursuant to which the Former Sponsor purchased an aggregate of 11,259,500 warrants in connection with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Sponsor Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one Class A ordinary share (as defined below) at a price of $11.50 per share, subject to adjustment, terms and limitations as described herein

WHEREAS, TLGY, the Company, StablecoinX Assets, Inc., a Delaware corporation (“SC Assets”), StablecoinX SPAC Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“SPAC Merger Sub”), and StablecoinX Company Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Company Merger Sub”), entered into that certain Business Combination Agreement, dated as of July 21, 2025 (as amended, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), pursuant to which, among other things, TLGY merged with and into SPAC Merger Sub (the “SPAC Merger”) with TLGY surviving the SPAC Merger as a wholly owned subsidiary of the Company. In connection with the SPAC Merger, each issued and outstanding TLGY Class A Share was exchanged for one share of Class A common stock of the Company, par value $0.0001 per share (each, a “Company Class A Share”);

WHEREAS, in connection with the Business Combination, the Company filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4, File No. 333-290567 (the “Registration Statement”), and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Company Class A Shares and the Public Warrants;

WHEREAS, on June 25, 2026, the Company, TLGY and the Warrant Agent entered into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which, among other things, TLGY assigned all of its right, title and interest in and to this Agreement to the Company, and the Company assumed all of TLGY’s liabilities and obligations under this Agreement;

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and the terms of this Agreement (as amended by the Warrant Assumption Agreement), each Public Warrant was assumed by the Company and is now exercisable to purchase one Company Class A Share rather than one TLGY Class A Share;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3.	All references to “Class A Ordinary Shares” in the Warrant Agreement and the Exhibits thereto shall mean “Company Class A Shares”.

2.4.	All references to “the parties” in the Warrant Agreement shall mean the Company and the Warrant Agent.

2.5.	All references to the Company’s “initial Business Combination” shall mean the Business Combination.

2.6.	All references to “Detachable Redeemable Warrants” shall mean the Public Warrants.

2.7.	Section 2.4 of the Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED.]”

2.8.	Section 2.5 of the Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED.]”

2.9.	Section 2.5 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number of Warrants to be issued to such holder.”

2.10.	The first sentence of Section 4.1.1 of the Warrant Agreement is hereby amended by deleting the phrase “(other than with respect to the right of public shareholder to acquire the Distributable Redeemable Warrants)”.

2.11.	Section 4.1.2 of the Warrant Agreement is hereby amended by adding the word “or” before clause (b) of such Section and deleting clauses (c), (d), (e) and (f) of such Section.

2.12.	Section 4.3 of the Warrant Agreement is hereby amended by deleting the second sentence in its entirety.

2.13.	Sections 4.9 and 5.6 of the Warrant Agreement are hereby deleted in their entirety.

2.14.	Section 9.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

StablecoinX Inc.

6160 Warren Parkway, Suite 100

Frisco, TX 75034

Attention: Edward Chen

E-mail: tchen@stablecoinx.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

with a copy in each case (which shall not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036

Attention: Elliott Smith

E-mail: ElliottSmith@perkinscoie.com”

3.	Miscellaneous Provisions.

3.1	Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and the Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason. TLGY shall promptly notify the Warrant Agent upon the occurrence of the Merger and the Closing and also in the event the Business Combination Agreement is terminated for any reason.

3.2	Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of their respective successors and assigns.

3.3	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4	Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5	Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by it.

3.6	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or exchange of facsimile copies shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

3.7	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8	Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

TLGY ACQUISITION CORPORATION

By:	/s/ Young Cho
	Name:	Young Cho
	Title:	Chief Executive Officer

STABLECOINX INC.

By:	/s/ Edward Chen
	Name:	Edward Chen
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vacante
	Name:	Steven Vacante
	Title:	Vice President

[Signature Page to Warrant Assumption Agreement]